[QNB LETTERHEAD]




FOR IMMEDIATE RELEASE

                     QNB CORP. REPORTS THIRD QUARTER RESULTS

QUAKERTOWN, PA (13 October 2004) QNB Corp. (OTC Bulletin Board: QNBC) the parent company of The Quakertown National Bank (QNB), reported net income for the third quarter 2004 of $1,453,000, or $.46 per share on a diluted basis. This represents a 2.9 percent increase when compared to $1,412,000, or $.45 per share on a diluted basis, for the same period in 2003. Net income for the first nine months of 2004 was $4,694,000, or $1.48 per share diluted, a 2.6 percent increase over the $4,573,000, or $1.46 per share diluted, for the comparable period in 2003.


The results for the third quarter of 2004 represent an improvement in the core earnings of QNB, as the third quarter of 2003 included several nonrecurring items which positively affected net income during the 2003 period. Included in the results for the third quarter of 2003 was the recognition of $109,000 in tax-free proceeds from life insurance contracts, a $96,000 reversal of a valuation allowance for mortgage servicing rights and a $137,000 reversal of a tax valuation allowance recorded in previous periods. The reversal of the tax valuation allowance was a result of the ability to realize tax benefits associated with certain impaired securities, due to the increase in unrealized gains of certain equity securities held by the company. These three items account for approximately $309,000 of the net income reported in the third quarter of 2003. Partially offsetting the impact of the life insurance proceeds and the reversal of the mortgage servicing valuation allowance were net gains on investment securities and loans. QNB recorded securities and loan gains of $66,000 and $33,000, respectively during the third quarter of 2004. This compares to securities losses of $73,000 and loan gains of $3,000 during the third quarter of 2003.

"When looking at the detail of the results, I am pleased with the financial performance we have achieved in the third quarter and for the first nine months of 2004. We have been able to increase net income primarily through our core banking activities of acquiring deposits and making loans," said Thomas J. Bisko, President and CEO. "We remain on target to achieve our ninth consecutive year of record earnings."

With regard to the core earnings of QNB, net interest income increased $296,000, or 7.8 percent, when comparing the two quarters. A 6.9 percent increase in average earning assets and a 3 basis point increase in the net interest margin contributed to the increase in net interest income. Average loans and average investment securities increased 12.0 percent and 5.9 percent, respectively. This growth was funded by a 7.4 percent increase in average deposits, primarily interest bearing demand deposits and money market deposits. Much of this growth relates to the seasonal deposits of several school districts received towards the end of the third quarter. These deposits are short-term in nature and are primarily invested in securities whose cash flow will closely match the anticipated run-off of the deposits. While these deposits add to net interest income, they do so at a much smaller spread, thereby having a negative impact on the net interest margin.

The net interest margin was 3.30 percent for the third quarter of 2004 compared to 3.27 percent for the same period in 2003. The improvement in the net interest margin when comparing the two quarters is a result of yields on interest-bearing liabilities declining to a greater degree than yields on earning assets. However, despite three 25 basis point rate increases by the Federal Reserve Board since the end of June, and a corresponding increase in the prime lending rate, the net interest margin actually declined 8 basis points when comparing the second and third quarters of 2004. This decline was partially a result of the short-term deposits mentioned previously.

Total non-interest income for the three months ended September 30, 2004 and 2003 was $991,000 and $938,000, respectively. In addition to the securities and loan gains mentioned above, also contributing to the improvement in non-interest income during the 2004 period were increases in retail brokerage and trust income, ATM and debit card income and fee income on deposit accounts.

Total non-interest expense increased $40,000, or 1.2 percent, to $3,246,000 as a result of higher costs related to buildings, furniture and equipment. These costs include branch rent, building and equipment maintenance as well as depreciation expense. Some of these increased costs relate to the opening of a new supermarket branch in 2004. These increases were partially offset by a decline in marketing expense and third party services expense.

Non-performing assets increased to $1,552,000 at September 30, 2004. This compares to $68,000 at September 30, 2003. The increase is primarily a result of loans to two borrowers. One relates to a loan put on non-accrual status during the fourth quarter of 2003, while the other represents the relinquishment of assets by the borrower to the bank, as its secured creditor, at the end of September 2004. In conjunction with the transfer from a loan to other assets, a charge-off of $350,000 was recorded. This amount could increase or decrease during the fourth quarter as the assets are liquidated. This transfer had no impact on reported earnings as no provision for loan losses was needed. As a result of the charge-off, the allowance for loan losses as a percentage of total loans declined to .99 percent at September 30, 2004 from 1.27 percent at September 30, 2003.

QNB Corp. offers commercial and retail banking services through the eight banking offices of its subsidiary, The Quakertown National Bank. In addition, QNB provides trust and investment management services in conjunction with The Trust Company of Lehigh Valley and retail brokerage services through Raymond James Financial Services, Inc.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

QNB CORP.
(Dollars in thousands, except per share data)


                                              Three Months Ended                      Nine Months Ended
                                                 September  30,                         September  30,
                                               2004        2003                       2004         2003
INCOME:
Total interest income                          $ 6,519     $ 6,203                   $18,827      $18,777
Total interest expense                           2,425       2,405                     6,854        7,381
Net interest income                              4,094       3,798                    11,973       11,396
Provision for loan losses                            -           -                         -            -
Total non-interest income                          991         938                     3,534        3,602
Total non-interest expense                       3,246       3,206                     9,505        9,362
Income before income taxes                       1,839       1,530                     6,002        5,636
Provision for income taxes                         386         118                     1,308        1,063
Net income                                     $ 1,453     $ 1,412                   $ 4,694      $ 4,573

NET INCOME PER SHARE:
   Basic                                        $ 0.47      $ 0.46                    $ 1.52       $ 1.48
   Diluted                                        0.46        0.45                      1.48         1.46
   Dividends                                     0.185       0.165                     0.555        0.495


SELECTED PERIOD END BALANCES:
Total assets                                  $596,627    $556,878
Federal funds sold                              11,779       7,196
Investments                                    280,643     280,987
Loans held-for sale                                113         889
Total loans                                    261,196     229,681
Allowance for loan losses                        2,591       2,935
Deposits                                       484,074     445,848
Borrowed funds                                  64,460      63,931
Shareholders' equity                            45,470      43,416



SELECTED RATIOS:
Return on average assets                          1.01%       1.04%                     1.13%        1.18%
Return on average shareholders' equity           13.30%      14.09%                    14.75%       15.74%
Net interest margin-tax equivalent                3.30%       3.27%                     3.37%        3.43%
Efficiency ratio-tax equivalent                  59.56%      63.18%                    57.31%       58.40%
Average shareholders' equity to total             7.58%       7.41%                     7.69%        7.51%
 average assets
Nonperforming assets to total assets               .26%        .01%
Allowance as a % of loans                          .99%       1.27%


                                      # # #
Contact: Thomas J. Bisko, CEO 215-538-5600 ext. 5612 or
         Bret H. Krevolin, CFO ext. 5716
         8:30 AM - 5:00 PM